UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 31, 2011
EXPRESS SCRIPTS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	0-20199 (Commission File Number)	43-1420563 (I.R.S. Employer Identification No.)

One Express Way, St. Louis, MO (Address of Principal Executive Offices)	63121 (Zip Code)
Registrant’s telephone number including area code: 314-996-0900
No change since last report
(Former Name or Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
On May 31, 2011, Keith J. Ebling, Executive Vice President and General Counsel of Express Scripts, Inc. (the “Company”), adopted prearranged trading plans under Rule 10b5-1 of the Securities and Exchange Act of 1934 for personal financial management purposes. Rule 10b5-1 plans permit insiders to sell fixed portions of their holdings over a designated period of time by establishing the prearranged written plans at a time when they are not aware of material non-public information. Such programs provide for regular selling of a predetermined, fixed number of shares in order to gradually diversify the individual’s investment portfolio, minimize the market effect of share sales by spreading them out over an extended period of time and avoid concerns about initiating transactions while in possession of material non-public information.
Mr. Ebling’s plans provide (i) for the sale of up to 20,960 shares of common stock to be acquired upon the exercise of stock options granted in 2005; and (ii) through his revocable trust, for the sale of up to 8,437 shares of common stock that Mr. Ebling already owns and that had been previously acquired through the vesting of restricted stock awards and contributed to his trust for estate planning purposes. On the same date, Mr. Ebling’s spouse, through her revocable trust, adopted a Rule 10b5-1 plan that provides for the sale of 31,563 shares of common stock that had been previously acquired by Mr. Ebling through the exercise of stock options and vesting of restricted stock awards, which shares had been contributed to his spouse’s trust for estate planning purposes.
Except as may be required by law, the Company does not undertake to report stock trading plans by other Company officers or directors, nor to report modifications or termination of any publicly-announced plan, including Mr. Ebling’s plan.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Express Scripts, Inc.
By /s/ Martin P. Akins
Name:	Martin P. Akins
Title:	Vice President and Deputy General Counsel

Dated: June 2, 2011